UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 14, 2008

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 14, 2008, Moshe Gavrielov, the President and Chief Executive Officer of Xilinx, Inc. (the “Company”), was appointed to the Company’s Board of Directors following his nomination by the Nominating and Governance Committee. In connection with Mr. Gavrielov’s appointment, the exact number of directors of the Company was increased from eight to nine. The employment letter agreement between the Company and Mr. Gavrielov dated January 4, 2008 (the “Agreement”) provided that Mr. Gavrielov would be appointed or nominated to serve on the Board of Directors during his employment as the Company’s President and Chief Executive Officer. The Agreement was filed as exhibit 99.2 to the Company’s Current Report on Form 8-K dated January 4, 2008.

(e)

Also on February 14, 2008, the Company entered into an amendment of employment agreement (the “Amendment”) with Jon Olson, Senior Vice President, Finance and Chief Financial Officer of the Company. The Amendment provides that in the event the Company experiences a change in control and Mr. Olson’s employment is terminated without cause within one (1) year of such change in control, he will be eligible for one (1) year of each of: (i) his base pay; (ii) his target bonus; (iii) medical insurance; and (iv) accelerated vesting of equity grants received from the Company prior to such termination of employment. Mr. Olson’s employment agreement previously provided that he would receive the benefits set forth above only if the change of control occurred within two (2) years from the date he commenced employment with the Company. A copy of the Amendment is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description

99.1	Amendment of Employment Agreement dated February 14, 2008 between Xilinx, Inc. and Jon Olson

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: February 20, 2008	By:	/s/	Jon A. Olson
Jon A. Olson
Senior Vice President, Finance
and Chief Financial Officer